Exhibit 99.1

ITEM 6.	SELECTED FINANCIAL DATA

Our selected financial data set forth below should be read in conjunction with Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 8: Financial Statements and Supplementary Data included elsewhere in this report.

In September 2004, our Board of Directors approved a plan to sell our merchant acquiring business, at which time, the held for sale criteria in Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), were met. Therefore, our financial statements reflect the merchant acquiring business as a discontinued operation with the related assets and liabilities classified under the captions “Assets held for sale” and “Liabilities related to assets held for sale” in the consolidated balance sheets. We expect that the merchant acquiring business will be sold within a year of approving this plan. We plan to continue to operate the institution processing business, which we believe is complementary to our card issuing business. The merchant acquiring operations were historically included in the Card Services segment.

	Year Ended December 31,
	2004	2003(1)	2002(1)	2001	2000
	(Dollars in thousands, except for per share and ratio data)
Results of Operations:
Revenues (2)	$1,039,506	$921,734	$906,791	$838,330	$827,374
Operating expenses (2)(3)(4)(11)	871,010	783,550	773,845	698,186	681,750

Operating income	168,496	138,184	132,946	140,144	145,624
Other income, net	1,207	2,339	1,119	78	1,309
Interest expense (5)	(12,914)	(7,950)	(7,120)	(7,200)	(1,301)

Income from continuing operations before income taxes, minority interests, and cumulative effect of a change in accounting principle	156,789	132,573	126,945	133,022	145,632
Provision for income taxes	(59,111)	(50,429)	(50,231)	(52,791)	(57,000)
Minority interests in earnings, net of tax	—	—	—	(945)	(1,096)

Income from continuing operations before cumulative effect of a change in accounting principle	97,678	82,144	76,714	79,286	87,536
Income from discontinued operations, net of tax	5,934	3,897	2,926	3,879	926
Cumulative effect of a change in accounting principle, net of tax (6)	—	(1,335)	—	—	—

Net income	$103,612	$84,706	$79,640	$83,165	$88,462

Basic earnings per share (7):
Income from continuing operations before cumulative effect of an accounting change	$1.55	$1.26	$1.12	$1.16	$1.31
Income from discontinued operations	0.09	0.06	0.04	0.06	0.01
Cumulative effect of an accounting change	—	(0.02)	—	—	—

Net income	$1.65	$1.30	$1.17	$1.22	$1.32

Diluted earnings per share (8):
Income from continuing operations before cumulative effect of an accounting change	$1.53	$1.25	$1.11	$1.15	$1.29
Income from discontinued operations.	0.09	0.06	0.04	0.06	0.01
Cumulative effect of an accounting change	—	(0.02)	—	—	—

Net income	$1.62	$1.29	$1.15	$1.20	$1.30

Cash dividends declared per common share	$0.20	$0.10	$—	$—	$—
Other Operating Data:
Depreciation & amortization	$47,449	$42,030	$39,050	$45,677	$42,698
Capital expenditures	$40,908	$43,747	$48,961	$49,349	$38,789
Ratio of earnings to fixed charges (9)	9.94x	11.52x	11.88x	11.77x	21.96x
Balance Sheet Data:
Total assets (10)	$922,209	$785,356	$702,141	$736,203	$523,049
Long-term debt	$273,968	$222,399	$214,200	$230,000	$—
Total shareholders’ equity	$307,287	$266,751	$202,392	$212,935	$323,618

(1)	Our financial results for the years ended December 31, 2003 and 2002 include other charges of $12.2 million ($7.7 million after-tax) in each year. The other charges in 2003 include $9.6 million of early termination costs associated with a U.S. data processing contract, $2.7 million of charges related to the downsizing of our Brazilian card operation, and $(0.1) million of market value recoveries on our collateral assignment in life insurance policies, net of severance charges. The other charges in 2002 include an impairment write-off of $4.2 million for the remaining intangible asset value assigned to an acquired customer contract in our Brazilian card operation, due to the loss of the customer; a $4.0 million charge for the settlement of a class action lawsuit, net of insurance proceeds; and $4.0 million of severance charges and market value losses on our collateral assignment in life insurance policies. See Note 3 to the consolidated financial statements for further information.

(2)	On January 1, 2002, we adopted Emerging Issues Task Force Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred,” which required reimbursements received for out-of-pocket expenses to be reclassified from operating expenses to revenues. Amounts for years prior to 2002 were reclassified to conform to this presentation.

(3)	General corporate expense was $26.6 million, $22.7 million, $25.3 million, $14.0 million, and $7.8 million, respectively, for the years ended December 31, 2004, 2003, 2002, 2001, and 2000.

(4)	We adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002, which ceased the amortization of goodwill. Adoption of the non-amortization provisions of SFAS No. 142 as of January 1, 2000 would have increased net income for the years ended December 31, 2001 and 2000, respectively, by $7.3 million and $6.8 million, which is net of $1.3 million and $1.2 million of income taxes.

(5)	In conjunction with our spin-off from Equifax in July 2001, we made a cash payment to Equifax of $275 million to reflect our share of Equifax’s pre-distribution debt used to establish our initial capitalization. This was funded through $400 million of unsecured revolving credit facilities we obtained in July 2001. Interest expense for periods prior to the spin-off principally consist of interest paid on a line of credit held by our Brazilian card business and interest charged by Equifax on overnight funds borrowed on our behalf.

(6)	The cumulative effect of accounting change expense of $1.3 million in 2003 reflects the adoption of certain provisions of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51,” on December 31, 2003 related to the synthetic lease on our St. Petersburg, Florida operations facility. See Note 2 to the consolidated financial statements for further information.

(7)	Prior to our spin-off from Equifax, basic weighted average shares outstanding was computed by applying the distribution ratio of one share of Certegy common stock for every two shares of Equifax common stock held to the historical Equifax weighted average shares outstanding for the same periods presented.

(8)	Prior to our spin-off from Equifax, diluted weighted average shares outstanding was estimated based on the dilutive effect of stock options calculated in the third quarter of 2001.

(9)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of our income from continuing operations before income taxes, cumulative effect of a change in accounting principle, and fixed charges, but including minority interests in earnings. “Fixed charges” consist of interest on indebtedness, amortization of deferred financing costs, and an estimated amount of rental expense that is deemed to be representative of the interest factor.

(10)	Historically, we netted the claims payable and claims recoverable amounts related to our Check Services business within other current liabilities in the consolidated balance sheets. Beginning in 2002, we reclassified the claims recoverable as a current asset and the claims payable as a current liability. Amounts for years prior to 2002 were reclassified to conform to this presentation.

(11)	Effective January 1, 2005, we adopted the fair value recognition provisions of SFAS No. 123 (revised 2004), “Share-Based Payment,” using the modified retrospective method, restating all prior periods, and as a result recorded stock compensation expense of $11.2 million, $10.0 million, $14.2 million, and $5.1 million for the years ended December 31, 2004, 2003, 2002, and 2001, respectively.

2